As filed with the Securities and Exchange Commission on February 25, 2003

                                Registration No.

--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                              THE TIREX CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


           Delaware                                                3282985
-------------------------------                              -------------------
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)


            # 17 - 3400 Losch
      Longueuil (St-Hubert Borough)
             Quebec, Canana                                             J3Y5T6
----------------------------------------                              ----------
(Address of Principal Executive Offices)                              (Zip Code)


                      EMPLOYMENT AND CONSULTING AGREEMENTS
                             BETWEEN REGISTRANT AND
                           EMPLOYEES AND CONSULTANTS,
                                OF THE REGISTRANT
                      ------------------------------------
                            (Full title of the Plan)


                              FROHLING & HUDAK, LLC
                                17 Fulton Street
                            Newark, New Jersey 07102
           -----------------------------------------------------------
           (Name and address, including zip code of agent for service)


                                 (973) 622-2800
          -------------------------------------------------------------
          (Telephone number, including area code, of agent for service)


------------------------------------------------------------------------------------------------
                                 CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------
                                                                 Proposed
                                               Proposed          Maximum
                                               Maximum          Aggregate
 Title of Securities      Amount to be      Offering Price       Offering         Amount of
   to be Registered        Registered         per Share*          Price*       Registration Fee
------------------------------------------------------------------------------------------------
  Common Stock, Par        19,355,000            $.02           $387,100               $
  Value $.001 Per
  Share
------------------------------------------------------------------------------------------------

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) on the basis of the average of the low bid and ask prices of the Common Stock of the Registrant as traded in the over-the-counter market on February 20, 2003.

PART I

DESCRIPTION OF CONSULTING AND EMPLOYMENT AGREEMENTS

         The following table sets forth the number of shares of Common Stock issued or authorized to be issued pursuant to certain Consulting and Employment Agreements attached hereto or incorporated herein by reference.

------------------------------------------------------------------------------------------
Shareholder                             Compensation                             Number of
                                          Agreement                         Shares covered
                                       (Name of Plan)                              by this
                                                                              Registration
                                                                                 Statement
------------------------------------------------------------------------------------------
Mendelsohn               Resolution of the Board of Directors adopted              200,000
                         January 31, 2003
------------------------------------------------------------------------------------------
Tony Giuliano            Consulting Agreement effective February 20,               900,000
                         2002
------------------------------------------------------------------------------------------
Lawrence Culliford       Consulting Agreement effective June 1, 2002               450,000
------------------------------------------------------------------------------------------
Louis V. Muro            Amendment No.3 dated May 30, 2001 to the                2,000,000
                         Executive Agreement dated January 1, 1996
------------------------------------------------------------------------------------------
Danford Overseas         Consulting Agreement dated March 22, 2002               3,000,000
------------------------------------------------------------------------------------------
Jacqueline Reid          Employment Agreement effective January 1,                 300,000
                         2000
------------------------------------------------------------------------------------------
Raymond Lamoureux        Consulting Agreement effective June 1, 2002               100,000
------------------------------------------------------------------------------------------
Vijay Kachru             Consulting Agreement dated July 1, 1999                 1,100,000
------------------------------------------------------------------------------------------
Michael D. A. Ash        Employment Agreement effective January 1,               2,100,000
                         2001
------------------------------------------------------------------------------------------
Louis Sanzaro            Resolution of the Board of Directors adopted            3,500,000
                         January 31, 2003
------------------------------------------------------------------------------------------
John Frohling            Resolution of the Board of Directors adopted            2,000,000
                         January 31, 2003
------------------------------------------------------------------------------------------
Francois Lafortune       Consulting Agreement effective May 15, 2001               500,000
------------------------------------------------------------------------------------------
Sylvain Leger            Consulting Agreement effective June 16, 2001              500,000
------------------------------------------------------------------------------------------
John L. Threshie Jr.     Employment Agreement effective November 23,             2,500,000
                         1999
------------------------------------------------------------------------------------------
Carmen Foisy             Employment Agreement effective January 1,                   5,000
                         2002
------------------------------------------------------------------------------------------
Raymond Cloutier         Consulting Agreement effective January 1, 2002            100,000
------------------------------------------------------------------------------------------
Jules Brossard           Resolution of the Board of Directors adopted              100,000
                         January 31, 2003
------------------------------------------------------------------------------------------
TOTAL                                                                           19,355,000
------------------------------------------------------------------------------------------

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The following documents are incorporated by reference in this registration statement:

         (a) Registrant's Annual Report on Form 10-KSB for the fiscal years ended June 30, 2000, June 30, 2001 and June 30, 2002, filed pursuant to
         Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         (b) Registrant's quarterly reports on Form 10-QSB for the fiscal quarters ended September 30, 2002 and December 31, 2002 filed pursuant to Section 15(d) of the Exchange Act.

         All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, and 15(d) of the Securities Act and Sections 13(a), 13(c), and 14 of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereunder have been sold, or which registers all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

         The authorized capital stock of Registrant consists of two hundred fifty million shares (250,000,000), par value $.001 per share, all of which are designated Common Stock par value $.001 per share. As of December 31, 2002 there were two hundred twenty four million seven hundred fifty seven thousand five hundred fifty nine (224,757,559) shares of Common Stock issued and outstanding.

         Registrant's board of directors may determine the times when, the terms under which and the consideration for which Registrant shall issue, dispose of or receive subscriptions for its shares, including treasury shares, or acquire its own shares. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value per share. Upon payment of such consideration, such shares shall be deemed to be fully paid and non-assessable by Registrant.

         The holders of shares of Common Stock of the Registrant are entitled to dividends when and as declared by the Board of Directors from funds legally available therefore and, upon liquidation, are entitled to share pro rata in any distribution to shareholders. Holders of the Common Stock have one non-cummulative vote for each share held. There are no preemptive, conversion or redemption privileges, nor sinking fund provisions, with respect to the Common Stock.

         Stockholders are entitled to one vote of each share of Common Stock held of record on matters submitted to a vote of stockholders. The Common Stock does not have cumulative voting rights. As a result, the holders of more than 50% of the shares of Common Stock voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares of Common Stock will not be able to elect any person or persons to the board of directors of Registrant.

Item 5.  Interest of Named Experts and Counsel.

         John B. Frohling is a member of the law firm of Frohling & Hudak, LLC, which has rendered an opinion in connection with this Registration Statement.

Item 6.  Indemnification of Directors and Officers.

         The Registrant's certificate of incorporation provides for indemnification to the fullest extent permitted by Section 145 of the Delaware General Corporation Law ("Section 145"). Pursuant thereto, the Company indemnifies its officers, directors, employees and agents to the fullest extent permitted for losses and expenses incurred by them in connection with actions in which they are involved by reason of their having been directors, officers, employees, or agents of the Registrant. Section 145 permits a corporation to indemnify any person who is or has been a director, officer, employee, or agent of the corporation or who is or has been serving as a director, officer, employee or agent of another corporation, organization, or enterprise at the request of the corporation, against all liability and expenses (including but not limited to attorneys' fees and disbursements and amounts paid in settlement or in satisfaction of judgments or as fines or penalties) incurred or paid in connection with any action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise, in which he or she may be involved by reason of the fact that he or she served or is serving in these capacities, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. In the case of a claim, action, suit or proceeding made or brought by or in the right of the corporation to procure a recovery or judgment in its favor, the corporation shall not indemnify such person in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation for negligence or misconduct in the performance of his or her duty to the corporation, except for such expenses as the Court may allow. Any such person who has been wholly successful on the merits or otherwise with respect to any such claim, action, suit or proceeding or with respect to any claim, issue or matter therein, shall be indemnified as of right against all expenses in connection therewith or resulting there from. The effect of this provision in the certificate of incorporation is to eliminate the rights of the Registrant and its stockholders (through stockholders' derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above.

         The Registrant's By-laws provide for indemnification of the Registrant's officers and directors against all liabilities (including reasonable costs, expenses, attorney's fees, obligations for payment in settlement and final judgment) incurred by or imposed upon them in the preparation, conduct or compromise of any actual or threatened action, suit, or proceeding, whether civil, criminal, or administrative, including any appeals there from and any collateral proceedings in which they shall be involved by reason of any action or omission by them in their capacity as a director or officer of the Registrant, or of any other corporation which they serve as a director or officer at the request of the Company, whether or not such person is a director or officer at the time such liabilities are incurred or any such action, suit, or proceeding is commenced against them. The indemnification provided by the By-laws does not extend, however, to certain situations involving misconduct, willful misfeasance, bad faith, or gross negligence.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         Except to the extent hereinabove set forth, there is no charter provision, by-law, contract, arrangement or statute pursuant to which any director or officer of registrant is indemnified in any manner against any liability which he may incur in his capacity as such.

Item 7.  Exemption From Registration Claimed.

         Not Applicable.

Item 8.  Exhibits.

         The exhibits filed as a part of this Report or incorporated herein by reference are as follows:

--------------------------------------------------------------------------------
Exhibit No.                               Item

--------------------------------------------------------------------------------
4.1                    Resolution of the Board of Directors                   **
                       adopted January 31, 2003
--------------------------------------------------------------------------------
4.2                    Consulting Agreement between the                       **
                       Registrant and Tony Giuliano effective
                       February 20, 2002
--------------------------------------------------------------------------------
4.3                    Consulting Agreement between the                       **
                       Registrant and Lawrence Culliford
                       effective June 1, 2002
--------------------------------------------------------------------------------
4.4                    Amendment No.3 dated May 30, 2001 to                  (1)
                       the Executive Agreement between the
                       Registrant and Louis V. Muro dated
                       January 1, 1996
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
4.5                    Consulting Agreement between the                      (2)
                       Registrant and Danford Overseas dated
                       March 22, 2002
--------------------------------------------------------------------------------
4.6                    Employment Agreement between the                       **
                       Registrant and Jacqueline Reid effective
                       January 1, 2000
--------------------------------------------------------------------------------
4.7                    Consulting Agreement between the                       **
                       Registrant and Raymond Lamoureux
                       effective June 1, 2002
--------------------------------------------------------------------------------
4.8                    Consulting Agreement between the                      (3)
                       Registrant and Vijay Kachru dated July 1,
                       1999
--------------------------------------------------------------------------------
4.9                    Employment Agreement between the                      (4)
                       Registrant and Michael D.A. Ash effective
                       January 1, 2001
--------------------------------------------------------------------------------
4.10                   Consulting Agreement between the                      (5)
                       Registrant and Francois Lafortune
                       effective May 15, 2001
--------------------------------------------------------------------------------
4.11                   Consulting Agreement between the                      (6)
                       Registrant and Sylvain Leger effective
                       June 16, 2001
--------------------------------------------------------------------------------
4.12                   Employment Agreement between the                      (7)
                       Registrant and John L. Threshie Jr.
                       effective November 23, 1999
--------------------------------------------------------------------------------
4.13                   Employment Agreement between the                       **
                       Registrant and Carmen Foisy effective
                       January 1, 2002
--------------------------------------------------------------------------------
4.14                   Consulting Agreement between the                       **
                       Registrant and Raymond Cloutier
                       effective January 1, 2002
--------------------------------------------------------------------------------
5.1                    Opinion of Frohling & Hudak, LLC,                      **
                       regarding the legality of the securities
                       being registered under this Registration
                       Statement.
--------------------------------------------------------------------------------
23.1                   Consent of Pinkham & Pinkham, P.C.,                    **
                       Certified Public Accountants, Independent
                       Auditor for the Registrant.
--------------------------------------------------------------------------------
23.2                   Consent of Frohling & Hudak, LLC, (set                 **
                       forth in the opinion of counsel included as
                       Exhibit 5.1).
--------------------------------------------------------------------------------

     1. The Executive Agreement between the Registrant and Louis V. Muro dated January 1, 1996 was filed with the Securities and Exchange Commission as Exhibit number 10 ww to the Form 10-KSB for fiscal year end June 30, 1995, which exhibit is incorporated herein by reference.

     2. Filed with the Securities and Exchange Commission on April 10, 2002 as Exhibit number 4.10 to the registration statement of the Registrant on Form S-8, Registration No. 333-85964, which exhibit is incorporated herein by reference.

     3. Filed with the Securities and Exchange Commission on March 17, 2000 as Exhibit number 4.1 to the registration statement of the Registrant on Form S-8, Registration No. 333-32686, which exhibit is incorporated herein by reference.

     4. Filed with the Securities and Exchange Commission on July 3, 2001 as Exhibit number 4.6 to the registration statement of the Registrant on Form S-8, Registration No. 333-64500, which exhibit is incorporated herein by reference.

     5. Filed with the Securities and Exchange Commission on July 3, 2001 as Exhibit number 4.3 to the registration statement of the Registrant on Form S-8, Registration No. 333-64500, which exhibit is incorporated herein by reference.

     6. Filed with the Securities and Exchange Commission on April 10, 2002 as Exhibit number 4.11 to the registration statement of the Registrant on Form S-8, Registration No. 333-85964, which exhibit is incorporated herein by reference.

     7. Filed with the Securities and Exchange Commission on July 3, 2001 as Exhibit number 4.4 to the registration statement of the Registrant on Form S-8, Registration No. 333-64500, which exhibit is incorporated herein by reference.

    **   Filed Herewith.


Item 9.  Undertakings.

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
                           section 10(a) (3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plans annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Province of Quebec, Canada, on the 25th day of February, 2003.

                                       THE TIREX CORPORATION



                                       By /s/ JOHN L. THRESHIE
                                          --------------------------------------
                                          John L. Threshie Jr., President and
                                          Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


           Signature                         Title                   Date
           ---------                         -----                   ----


/s/ JOHN L. THRESHIE               Chief Executive Officer     February 25, 2003
-------------------------------
John L. Threshie, Jr.


/s/ MICHAEL ASH                    Treasurer and Chief         February 25, 2003
-------------------------------    Financial and Accounting
Michael Ash                        Officer



Majority of the Board of Directors


/s/ LOUIS SANZARO                  Director                    February 25, 2003
-------------------------------
Louis Sanzaro


/s/ LOUIS V. MURO                  Director                    February 25, 2003
-------------------------------
Louis V. Muro


/s/ JOHN L. THRESHIE               Director                    February 25, 2003
-------------------------------
John L. Threshie, Jr.

                     INDEX TO EXHIBITS BEING FILED HEREWITH

4.1      Resolution of the Board of Directors adopted January 31, 2003
4.2 Consulting Agreement between the Registrant and Tony Giuliano effective February 20, 2002
4.3 Consulting Agreement between the Registrant and Lawrence Culliford effective June 1, 2002
4.6 Employment Agreement between the Registrant and Jacqueline Reid effective January 1, 2000
4.7 Consulting Agreement between the Registrant and Raymond Lamoureux effective June 1, 2002
4.13 Employment Agreement between the Registrant and Carmen Foisy effective January 1, 2002
4.14 Consulting Agreement between the Registrant and Raymond Cloutier effective January 1, 2002
5.1 Opinion of Frohling & Hudak, LLC, regarding the legality of the securities being registered under this Registration Statement.
23.1 Consent of Pinkham & Pinkham, P.C., Certified Public Accountants, Independent Auditor for the Registrant.
23.2 Consent of Frohling & Hudak, LLC, (set forth in the opinion of counsel included as Exhibit 5.1).